Exhibit 23.2

Morrill & Associates, LLC

Certified Public Accountants

1448 South 2000 West, Suite 3

Clinton, Utah 84015

801-820-6233 Phone; 801-820-6628 Fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Start Scientific, Inc. (the “Company”) of our report dated April 12, 2012 relating to the balance sheets of the Company at December 31, 2011 and 2010 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Sincerely,

/s/ Morrill & Associates

Morrill & Associates

Clinton, Utah 84015

August 8, 2012